Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces 2017 Results
Continued growth in loans and deposits builds momentum for 2018

Mt. Pleasant, Michigan, 03/12/2018 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (the “Corporation”) (OTCQX: ISBA), announced the Corporation’s fourth quarter and full year 2017 earnings results. The Corporation reported net income of $2.7 million or earnings per common share of $0.35 for the fourth quarter of 2017 and $13.2 million or earnings per common share of $1.69 for the year ended December 31, 2017. Successes in 2017 include:

•	Total assets surpassed $1.8 billion

•	Year over year loan growth of 8.0%

•	Deposit growth exceeded expectations in the fourth quarter by $46.4 million

•	Investment & trust assets under management grew by $50 million or 11.8%

•	Net interest income increased by $3.1 million or 7.3%

•	Strong capital ratios
“We are pleased to report our fourth quarter and full year earnings results for 2017,” stated Jae Evans. “While today’s interest rate environment makes it challenging to increase our net interest income and margin, we were successful in providing growth in 2017. We continued our focus on serving as trusted advisors for our customers, providing them with a full line of competitive products and services to meet their financial needs. These efforts resulted in significant loan and deposit growth during 2017 in an environment with intense competition. We remain committed to increasing earnings and shareholder value through growth in our loan portfolio, investment and trust services, and deposits while managing operating costs.”

Net Income
Net interest income for the year ended December 31, 2017 increased $3.1 million when compared to the year ended December 31, 2016, primarily as a result of increased interest income driven by significant loan growth during 2017. That increase was largely offset by a $2.4 million increase in compensation and benefits related to new positions required for future growth within our markets, merit increases, additional costs related to lending compliance requirements and increased service costs of our defined benefit plan. In addition, the enactment of the Tax Cuts and Jobs Act on December 22, 2017 required a remeasurement to our deferred tax assets and liabilities, resulting in an additional $319,000 of federal income tax expense.
The Corporation's fully taxable equivalent net yield on interest earning assets remained low at 3.0% for the year ended December 31, 2017. The Federal Reserve Bank increased short-term interest rates in 2017 and projects future increases. The Corporation anticipates improvements in net interest income as a result of a combination of assets repricing faster than liabilities, asset mix shifting to an increasing percentage of loans from investment securities, and strategic growth in loans and other income earning assets.
The Tax Cuts and Jobs Act established a lower, flat corporate federal statutory income tax rate of 21%. While the new tax rate is effective January 1, 2018, Accounting Standards Codification ("ASC") 740 - Income Taxes requires the effect of income tax law changes on deferred taxes be recognized in the period in which the law is enacted. Furthermore, ASC 740 requires the tax effects of the tax rate change be recorded as a component of income tax expense related to continuing operations. The Corporation’s deferred tax assets (“DTA”) represent expected tax benefits anticipated to be used in future periods. The reduction of the federal corporate income tax rate reduces these potential future benefits. The tax effects related to the net DTA were recorded through 2017 income tax expense in accordance with ASC 740.
Assets
As of December 31, 2017, total assets exceeded $1.8 billion and assets under management grew to a record $2.6 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $744.9 million. Assets managed by the Investment and Trust Services Department increased 11.8% during 2017 and ended the year at a record $478.1 million.
Loans
The Corporation's loan portfolio grew by $80.9 million or 8.0% during 2017. This growth was largely driven by the commercial and agricultural loan portfolio which increased $60.9 million during 2017. Also contributing to this growth during the year were increases in residential real estate and consumer loans of $20.0 million.

Deposits
Deposit growth continued throughout 2017 with a strong lift in the fourth quarter. The $49 million growth amount in the last three months was largely related to the demand deposit base as well as certificates of deposit. Product pricing and the high level of customer service continue to attract new business.
Total deposits grew $70.2 million during 2017. Growth in deposits is essential to increasing net interest income and the net yield on interest earning assets. Deposits continue to be the desired funding source for loan growth given the cost of funding.
Capital
Isabella Bank, the Corporation’s banking subsidiary, continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of December 31, 2017, the Corporation’s Tier 1 Leverage Ratio was 8.5%, Tier 1 Capital Ratio was 12.2% and Total Capital was 12.9%.
Dividends
During the fourth quarter of 2017, the Corporation paid a $0.26 per common share cash dividend bringing year-to-date dividends paid to $1.02. Cash dividends paid during 2017 represented a 4.1% increase over the cash dividends paid in 2016. Based on the Corporation's closing stock price of $28.25 as of December 29, 2017, the annualized cash dividend yield was 3.6%.
As recently reported, the Corporation announced its Board of Directors declared a first quarter cash dividend of $0.26 per common share at its regular meeting held on February 28, 2018. The dividend will be payable on March 30, 2018 to shareholders of record as of March 28, 2018.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank has 29 banking locations and a loan production office throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (Dollars in thousands except per share amounts)

INCOME STATEMENT DATA	2017	2016
Interest income	$58,413	$53,666
Interest expense	12,494	10,865
Net interest income	45,919	42,801
Provision for loan losses	253	(135)
Noninterest income	10,812	11,108
Noninterest expenses	40,225	37,897
Federal income tax expense	3,016	2,348
Net Income	$13,237	$13,799

PER SHARE DATA
Basic earnings	$1.69	$1.77
Diluted earnings	$1.65	$1.73
Dividends	$1.02	$0.98
Close*	$28.25	$27.85
Common shares outstanding*	7,857,293	7,821,069

BALANCE SHEET DATA*
Gross loans	$1,091,519	$1,010,615
Investment securities	$552,307	$558,096
Total assets	$1,813,130	$1,732,151
Deposits	$1,265,258	$1,195,040
Borrowed funds	$344,878	$337,694
Shareholders' equity	$194,905	$187,899

ASSETS UNDER MANAGEMENT*
Loans sold with servicing retained	$266,789	$272,882
Assets managed by our Investment and Trust Services Department	$478,146	$427,693
Total assets under management	$2,558,065	$2,432,726

CAPITAL RATIOS*
Tier 1 leverage	8.5%	8.6%
Tier 1 risk-based capital	12.2%	12.4%
Total risk-based capital	12.9%	13.0%
* At end of period